Exhibit 4.3

AGREEMENT

This AGREEMENT (this “Agreement”) is made effective as of _______________ 2012 by and among STARBOARD RESOURCES, INC., a Delaware corporation (the “Company”), and LONGVIEW MARQUIS MASTER FUND, L.P., a British Virgin Islands limited partnership (“LMMF”), SUMMERVIEW MARQUIS FUND, L.P., a Delaware limited partnership (“SMF”), LONGVIEW MARQUIS FUND, L.P., a Delaware limited partnership (“Longview”), LMIF INVESTMENTS, LLC, a Delaware limited liability company (“LMIFI”), SMF INVESTMENTS, LLC, a Delaware limited liability company (“SMFI”), and SUMMERLINE CAPITAL PARTNERS, LLC, a Delaware limited liability company (“Summerline” and, together with LMMF, SMF, Longview, LMIFI and SMFI, each a “Summerline Party” and, collectively, the “Summerline Parties”).

RECITALS:

WHEREAS, reference is made to that certain Securities Purchase and Exchange Agreement (the “Securities Purchase and Exchange Agreement”) dated as of June 10, 2011 by and among the Company, the Summerline Parties, and the other stockholders of the Company party thereto;

WHEREAS, the stockholders of the Company other than the Summerline Parties own, collectively, 87.3874% of the issued and outstanding common stock shares of the Company;

WHEREAS, certain of the Summerline Parties are stockholders of the Company and own, collectively, 12.6126% of the issued and outstanding common stock shares of the Company;

WHEREAS, pursuant to and in accordance with Section 2(c) the Securities Purchase and Exchange Agreement, each of the Summerline Parties has the right to require the Company to purchase the common stock shares of the Company held by such Summerline Party, for an amount equal to such Summerline Party’s Put/Call Payment Amount (as defined in the Securities Purchase and Exchange Agreement), if the Company failed to use commercially reasonable efforts to consummate the Merger (as defined in the Securities Purchase and Exchange Agreement) by December 10, 2011 (such Summerline Party’s “Put Option” and, collectively, the “Summerline Parties Put Options”);

WHEREAS, the sum of all Put/Call Payment Amounts for the Summerline Parties, collectively, is $18,400,000;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has approved a transaction, pursuant to which the Company shall file with the Securities and Exchange Commission (“SEC”) a registration statement under the Securities Act of 1933, as amended (the “1933 Act”), or under the Securities Exchange Act of 1934, as amended (the “1934 Act”), registering the Company’s common stock shares and list the Company’s common stock shares on a national securities exchange (the effective registration of the Company’s common stock under the 1933 Act and/or the 1934 Act and the listing of the Company’s equity securities on a national securities exchange are collectively referred to herein as the “IPO”); and

WHEREAS, each Summerline Party has agreed, subject to the terms and conditions set forth herein and in connection with the consummation of the IPO, to waive such Summerline Party’s Put Option in exchange for (1) the Company’s issuing to each Summerline Party the number of shares of common stock of the Company set forth next to such Summerline Party’s name on Schedule A attached hereto, representing the issuance to the Summerline Parties collectively of an aggregate of 707,336 shares of common stock of the Company (the “New Summerline Equity”), which issuance shall increase the Summerline Parties’ collective common stock shares in the Company by five percentage (5%) points on a fully-diluted basis (i.e., such issuance to the Summerline Parties shall increase the Summerline Parties’ collective ownership percentage of the issued and outstanding common stock shares of the Company, on a fully-diluted basis, to 17.6127%) (provided that, solely for purposes of this Agreement, such calculation shall exclude any and all shares of Company common stock issued or issuable as compensation (such shares of Company common stock are referred to herein collectively as the “Employment Compensation Shares”) to any of Michael J. Pawelek, Edward B. Shaw or Kim Vo as employees of the Company pursuant to the terms of the respective employment agreements, as in full force and effect as of the date hereof, between the Company and such Company employee, in each case dated as of April 1, 2012, true, correct and complete copies of which have been provided to the Summerline Parties prior to the date hereof (the “Employment Agreements”), and (2) the Company’s granting to the Summerline Parties of certain approval rights with respect to specified actions of the Company set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

1. Waiver of the Put Option.  Subject to, and effective upon, the receipt by each of the Summerline Parties on the date hereof of the portion of (a) the New Summerline Equity and (b) the Current Going Public Delay Fee Amount (as defined in Section 5 below), in each case set forth next to such Summerline Party’s name on Schedule A attached hereto, and in each case as provided herein, (i) each of the Summerline Parties hereby waives such Summerline Party’s Put Option and (ii) each of the Company and the Summerline Parties hereby agrees that the Summerline Parties Put Options shall be of no further force or effect.  In the event that any Summerline Party does not receive the portion of the New Summerline Equity or Current Going Public Delay Fee Amount set forth next to such Summerline Party’s name on Schedule A attached hereto on the date hereof as provided herein, the provisions of this Section 1 shall be null and void and of no force or effect.

2. Transfer of the New Summerline Equity.  The Company hereby agrees to issue and deliver, and is issuing and delivering, concurrent with the Summerline Parties’ execution of this Agreement and in the manner provided herein, to each of the Summerline Parties the New Summerline Equity set forth next to such Summerline Party’s name on Schedule A attached hereto, representing the issuance to the Summerline Parties collectively of an additional aggregate 707,336 shares of common stock of the Company.  The Company’s issuance to each of the Summerline Parties of the New Summerline Equity set forth next to such Summerline Party’s name on Schedule A attached hereto shall be effected by the Company’s delivery on the date hereof to each Summerline Party of a stock certificate representing the number of shares of common stock of the Company set forth next to such Summerline Party’s name on Schedule A attached hereto, duly executed on behalf of the Company and, as applicable, countersigned by the Company’s transfer agent for its common stock and registered in the name of such Summerline Party.

3. Representations, Warranties and Covenants of the Company.  The Company hereby represents, warrants and covenants to each of the Summerline Parties that:

a. (I) as of the date hereof, but prior to giving effect to the issuance of the New Summerline Equity to the Summerline Parties, the issued and outstanding equity of the Company consists of 11,655,000 common stock shares, (II) no other shares of capital stock, units or other similar equity interests of the Company are issued and outstanding, or, except for the Employment Compensation Shares, reserved for issuance under any plan or agreement, and (III) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable for, any shares of capital stock of the Company, or, other than the Employment Agreements, contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company;

b. the New Summerline Equity is duly authorized and, upon issuance in accordance with the terms hereof, will be validly issued, fully paid and non-assessable and free from taxes and liens with respect to the issuance thereof, with the holders thereof being entitled to all rights of a holder of common stock shares of the Company;

c. the offer, issuance and sale by the Company of the New Summerline Equity are exempt from registration under the 1933 Act and any other applicable securities laws and the New Summerline Equity will be issued in compliance with applicable securities laws;

d. neither the Company nor any person that directly, or indirectly through one or more Affiliates (as defined in the Securities Purchase and Exchange Agreement) of the Company, nor any person or entity acting on the behalf of any of the foregoing, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or the internet or broadcast over radio, television or the internet or any seminar meeting whose attendees have been invited by general solicitation or general advertising, in connection with the offer or sale of the New Summerline Equity;

e. neither the Company nor any Affiliates of the Company or any person or entity acting on behalf of any of the foregoing, has, directly or indirectly, made, or will, directly or indirectly make, any offers or sales of any security or solicited, or will solicit, any offers to purchase any security, under circumstances that would require registration of any of the New Summerline Equity under the 1933 Act;

f. no holders of any common stock shares of the Company have any obligation pursuant to the terms of the certificate of incorporation or the by-laws of the Company, the Delaware General Corporation Law, or otherwise, to make any payments to the Company or any other person or entity for their purchase of common stock shares of the Company or any contributions to the Company or any other person or entity by reason of their ownership of common stock shares of the Company;

g. immediately following the issuance of the New Summerline Equity, the Summerline Parties will own collectively 17.6127% of the equity interests of the Company, on a fully diluted basis (provided that, solely for purposes of this Agreement, such calculation shall exclude the Employment Compensation Shares);

h. the Company is a corporation that is duly incorporated and validly existing in good standing under the laws of Delaware and has the requisite corporate power and authority to own its properties, to carry on its business as now being conducted and as proposed to be conducted by the Company and to enter into and perform its obligations under this Agreement;

i. the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation the issuance of the New Summerline Equity to the Summerline Parties, have been duly authorized by the Board of Directors, and no further consent or authorization is required by the Company, the Board of Directors or the holders of common stock shares of the Company;

j. this Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, and (i) the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, will not (I) result in a violation of the certificate of incorporation or the bylaws of the Company, (II) conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any agreement, indenture or instrument to which the Company is a party, or (III) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected;

k. during the period commencing with the date of this Agreement and ending on the date that is one year after the consummation of the IPO, the Company shall not register for resale with the SEC any shares of common stock of the Company unless the Company permits each of the Summerline Parties or their respective transferees to include in such registration the shares of Company common stock then beneficially owned by such Summerline Party or transferee; and

l. the New Summerline Equity shall not be subject to any restrictions on transferability and the certificates representing the New Summerline Equity shall not bear any restrictive legend, except that the New Summerline Equity shall be subject to restrictions under the securities laws and the certificates representing the New Summerline Equity may bear the following legend (the “1933 Act Legend”):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Upon the written request to the Company of a holder of a certificate representing any New Summerline Equity, the 1933 Act Legend shall be removed and the Company shall issue a certificate without the 1933 Act Legend to the holder of the New Summerline Equity upon which it is stamped, if (A) such shares are registered for resale under the 1933 Act, (B) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the New Summerline Equity may be made without registration under the 1933 Act, (C) such holder provides the Company with reasonable assurances that the New Summerline Equity can be sold pursuant to Rule 144 promulgated under the 1933 Act, as amended (or a successor rule thereto) (“Rule 144”) without compliance with Rule 144(e) or Rule 144(f) (or successors thereto), (D) such holder provides the Company reasonable assurances that the New Summerline Equity has been or is being sold pursuant to Rule 144, or (E) such holder certifies, on or after the date that is one year after the date on which such holder acquired the New Summerline Equity (or is deemed to have acquired the New Summerline Equity under Rule 144), that such holder is not an “affiliate” of the Company (as defined in Rule 144).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the New Summerline Equity.  Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this section will be inadequate and agrees that, in the event of a breach or threatened breach of this section, such holder shall be entitled, in addition to all other available remedies, to an injunctive order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

4. Representations and Warranties of Summerline Parties.

a. Each of the Summerline Parties, individually and not jointly and severally, represents and warrants to the Company that such Summerline Party has the requisite partnership or limited liability company power and authority, as applicable, to enter into and perform its obligations under this Agreement in accordance with its terms.

b. Each of the Summerline Parties that holds shares of Company common stock as of the date of this Agreement, individually and not jointly and severally, represents and warrants to the Company that:

i.           Such Summerline Party has had an opportunity to make an investigation of the Company and its business as it deemed necessary, and has had an opportunity to discuss and review the Company’s business, management and financial affairs with the Company’s management as it deemed necessary, in each case in connection with the issuance by the Company of the New Summerline Equity pursuant to the terms hereof; provided that neither such inquiries nor any other due diligence investigations conducted by such Summerline Party or any of its advisors, if any, or its representatives, if any, shall modify, amend or affect such Summerline Party’s right to rely on the representations and warranties of the Company contained in Section 3 hereof or the representations and warranties of the Company contained in the Securities Purchase and Exchange Agreement;

ii.           The common stock shares being issued to such Summerline Party pursuant to this Agreement are being acquired for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof, except pursuant to sales registered under, or exempted from the registration requirements of, the 1933 Act; provided, however, that by making the representations herein, such Summerline Party does not agree to hold any of the New Summerline Equity for any minimum or other specific term, and reserves the right to dispose of any of the Summerline Equity at any time in accordance with or pursuant to an effective registration statement or an exemption under the 1933 Act; and

iii.           Such Summerline Party understands that the common stock shares being issued to such Summerline Party pursuant to this Agreement (A) have not been registered under the 1933 Act by reason of their issuance in a transaction exempt from the registration requirements of the 1933 Act and the regulations promulgated thereunder, and (B) may not be offered for sale, sold, assigned or transferred unless such shares have been subsequently registered under the 1933 Act or will be sold, assigned or transferred pursuant to an exemption from such registration.

5. Going Public Delay Fee.  The Company hereby agrees to pay, and is paying, concurrent with the Summerline Parties’ execution of this Agreement, to each Summerline Party such Summerline Party’s portion of the Going Public Delay Fee (as defined in the Securities Purchase and Exchange Agreement) which is due and payable thereto as of May 31, 2012, calculated in accordance with Section 8(d) of the Securities Purchase and Exchange Agreement, and which aggregate amount due and payable to the Summerline Parties collectively is equal to $166,668.49 (the “Current Going Public Delay Fee Amount”).  Each Summerline Party’s portion of the Current Going Public Delay Fee Amount is set forth next to such Summerline Party’s name on Schedule A attached hereto.  The Company’s payment to each of the Summerline Parties of the portion of the Going Public Delay Fee Amount set forth next to such Summerline Party’s name on Schedule A attached hereto shall be effected by the Company’s payment on the date hereof of such portion of the Going Public Delay Fee Amount by wire transfer of immediately available funds pursuant to instructions provided by such Summerline Party.

6. Veto Rights.  Notwithstanding anything (and, for purposes of clarification, not in limitation of the rights of any Summerline Party) set forth in the Securities Purchase and Exchange Agreement, the prior written approval of each of Longview, LMIFI and SMFI, or their respective successors and assigns, shall be required for the Company or the Board of Directors, as applicable, at any time prior to the consummation of the IPO, to:

a. consummate a sale of the equity securities of the Company to the extent that the valuation of all equity securities of the Company at the time of such sale is more than thirty percent (30%) below the then present value of the Company’s estimated proved future oil and gas net revenues calculated at an annual discount rate of ten percent (10%);

b. issue, or authorize the issuance of, any class of equity security that is not identical to the class of equity securities held by the Summerline Parties;

c. issue any equity securities (other than the issuance of the Employment Compensation Shares and any other shares of Company common stock issued or issuable as compensation to any officer or other employee of the Company for services provided or to be provided to the Company in such capacity) unless each of the Summerline Parties is provided at least 20 days prior written notice of such proposed issuance and given the preemptive right to purchase an amount of such Company equity securities (on the same terms and conditions as the proposed issuance, which terms and conditions shall be set forth in the Company’s written notice) as will enable such Summerline Party to maintain, post-issuance, such Summerline Party’s percentage equity ownership of the Company owned pre-issuance;

d. amend, modify or waive any provision of the Company’s certificate of incorporation or bylaws; or

e. sell all or substantially all of the assets of the Company or its subsidiaries.

7. Avoidance of Doubt.  For the avoidance of doubt, each of the Company and the Summerline Parties hereby acknowledges and agrees that the Securities Purchase and Exchange Agreement, including, without limitation, the provisions set forth in Section 8(d) of the Securities Purchase and Exchange Agreement and the Company’s obligations with respect to the Going Public Delay Fee set forth therein, shall remain in full force and effect.

8. Publicity.  The Summerline Parties and the Company acknowledge that the Company and their affiliates may be subject to disclosure obligations involving the SEC in connection with filings made with the SEC and with auditors, underwriters, selling group members and investors in connection with the IPO.  In connection with the IPO, the Company or their affiliates may be required to file reports with the SEC describing this Agreement which may become public records. Further, the Company, as needed, may make filings with the SEC, the Texas State Securities Board and other state securities administrators in order to comply with relevant laws.  Finally, the Company, as needed, may need to discuss the terms of this Agreement with its auditor, with its underwriters and members of its selling group, and with prospective investors via road show or otherwise.

9. No Brokers.

a. The Company hereby represents and warrants that neither the Company nor any of its officers, members, managers, Affiliates (as defined in the Securities Purchase and Exchange Agreement) or representatives has (i) engaged any person or entity to act directly or indirectly as a broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or (ii) incurred any obligation or commitment to any person or entity for any fee or commission or like payment in respect of the transactions contemplated by this Agreement based in any way on any agreement, arrangement or understanding made by or on behalf of the Company.

b. Each Summerline Party, individually and not jointly and severally, hereby represents and warrants that neither such Summerline Party nor any of its officers, members, managers, partners or Affiliates (as defined in the Securities Purchase and Exchange Agreement) has (i) engaged any person or entity to act directly or indirectly as a broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or (ii) incurred any obligation or commitment to any person or entity for any fee or commission or like payment in respect of the transactions contemplated by this Agreement based in any way on any agreement, arrangement or understanding made by or on behalf of such Summerline Party.

10. Further Assurances.  Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

11. Expenses.  The Company hereby covenants and agrees to reimburse the Summerline Parties for their out-of-pocket legal fees, costs and expenses up to a maximum of $15,000 incurred in connection with the drafting, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  The Company shall reimburse the Summerline Parties for such fees, costs and expenses promptly upon receipt of written evidence thereof.

12. Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements executed in and to be performed in New York, without regard to the principles thereof regarding conflicts of law.  The parties to this Agreement irrevocably submit to the sole and exclusive in personam jurisdiction of any federal or state court sitting in the New York City, Borough of Manhattan and waive any objections to the venue of a proceeding in any such court.

13. Integration; Amendment.  This Agreement constitutes the sole agreement of the parties with respect to the subject matter expressly set forth herein and supersedes all oral negotiations and prior writings with respect to the subject matter expressly set forth herein.  This Agreement may not be modified or amended except in a writing executed by all of the parties hereto.

14. Successors and Assigns.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Summerline Parties.  This Agreement shall be binding upon each of the parties hereto and, where applicable, each of their respective heirs, executors, administrators, successors and assigns, and shall inure to the benefit of such parties and their respective heirs, executors, administrators, successors and assigns.

15. Severability and Consistency.  The illegality, unenforceability or inconsistency of any provisions of this Agreement shall not in any way affect or impair the legality, enforceability or consistency of the remaining provisions of this Agreement or any instrument or agreement executed in connection herewith.

16. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument, notwithstanding that no single counterpart shall have been signed by all parties.  This Agreement may also be executed by telecopy, facsimile transmission, e-mail delivery of a “.pdf” format data file or by other form of electronic transmission.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

STARBOARD RESOURCES, INC.

By: ____________________________________
Name: Michael Pawelek
Title: Chief Executive Officer

SUMMERLINE PARTIES:

LONGVIEW MARQUIS MASTER FUND, L.P.

By: Summerline Asset Management, LLC, its Investment Advisor

By: ____________________________________
Name:  David Kittay
Its:  Co-Managing Member

SUMMERVIEW MARQUIS FUND, L.P.

By: Summerline Asset Management, LLC, its Investment Advisor

By: ____________________________________
Name: David Kittay
Its:  Co-Managing Member

LONGVIEW MARQUIS FUND, L.P.

By: Summerline Asset Management, LLC, its Investment Advisor

By: ____________________________________
Name:  David Kittay
Its:  Co-Managing Member

LMIF INVESTMENTS, LLC

By: Longview Marquis International Fund, Ltd., its sole member

By: Summerline Asset Management, LLC, its Investment Advisor

By: ____________________________________
Name:  David Kittay
Its:  Co-Managing Member

SMF INVESTMENTS, LLC

By: Summerview Marquis Fund, L.P., its sole member

By: Summerline Asset Management, LLC, its Investment Advisor

By: ____________________________________
Name:  David Kittay
Its:  Co-Managing Member

SUMMERLINE CAPITAL PARTNERS, LLC

By: ____________________________________
Name:  David Kittay
Its:  Co-Managing Member

Schedule A

Summerline Parties	New Summerline Equity (Additional Common Stock Shares)	Current Going Public Delay Fee Amount
Longview Marquis Fund, L.P.	284,891	$67,128.47
LMIF Investments, LLC	243,814	$57,449.67
SMF Investments, LLC	177,800	$41,894.48
Summerline Capital Partners, LLC	831	$195.87
Total	707,336	$166,668.49